Exhibit 99.1

           Mace Security International Reports Increase in
          Revenues for the First Quarter of Fiscal Year 2003


    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--May 12, 2003--Mace Security International, Inc. ("Mace") (Nasdaq: MACE), a manufacturer and marketer of security products and a leading provider of car care services, today announced financial results and an increase in revenues of 7.2% for the first quarter ended March 31, 2003.

    Financial Results

    Revenues for the first quarter ending March 31, 2003 were $12.6 million as compared to $11.8 million for the first quarter of 2002, an increase of 7.2%. The increase in revenues over last year's first quarter was principally due to the operations of the Security Products Segment. Revenues for the three months ending March 31, 2003 for the Security Products Segment were $1.1 million. This increase in revenues from the Security Products Segment was partially offset by a decrease in car wash and detailing revenues in 2003 as a result of weather-related volume declines in our Texas, Florida and Arizona regions. Additionally, management was able to increase average wash and detail revenue per car from $13.71 in the first quarter of 2002 to $13.84 in 2003.
    Gross profit as a percentage of revenues was 29.1% in the first quarter of 2003 as compared to 32.7% in the first quarter of 2002. The first quarter 2003 gross profit percentage is comprised of 27.9% for the car and truck wash segment (versus 32.3% in the first quarter of 2002) and 41.3% for the Security Products Segment. The primary reasons for the decrease in gross profit percentage within the car and truck wash segment were increased insurance premiums and related claim costs, an increase in labor costs as a percentage of revenues, and the Company's decrease in car wash volume. These negative influences on gross profit margin were partially offset by our Security Products Segment, which realized a gross profit percentage of 41.3% and certain temporary and permanent cost saving measures instituted in March of 2003 including reductions in payroll and related benefits costs and certain other operating costs.
    Operating income for the first quarter of 2003 was $1.0 million as compared to $1.6 million for the same quarter of 2002. The decrease is primarily the result of the decrease in gross profit combined with an increase of $417,000 in selling, general and administrative ("SG&A") expenses including an increase in SG&A expenses of $470,000 due directly to resuming operations of the Security Products Segment. EBITDA for the three months ended March 31, 2003 was $1.5 million, or 12.2% of revenues, as compared to first quarter 2002 EBITDA of $2.1 million, or 18.0% of revenues. Net income for the first quarter of 2003 was $342,000 or $.03 per share as compared to a net loss of $5.0 million or $.40 per share in the first quarter of 2002.
    In 2002 the Company completed an impairment test of goodwill and intangible assets in accordance with Statement of Financial Accounting Standards No. 142. The Company determined that the total after-tax charge for impairment was approximately $5.7 million. This charge is reported as a cumulative effect of a change in accounting principle in the first quarter of 2002. This non-cash charge in 2002 contributed to the net loss of $5.0 million or $.40 per share for the first quarter of 2002 as restated.
    The Company's net book value was $58.0 million or $4.67 per share at March 31, 2003. In addition, Mace has $95.7 million in total assets including approximately $63 million of real estate in high traffic retail areas and $5.5 million in cash and cash equivalents, and an experienced senior management team with a high equity stake in the Company. In light of Mace's book value per share and solid business fundamentals, the Company believes that its shares are undervalued.
    In December 2002 the Company effected a one-for-two reverse stock split. Accordingly, all shares and per share figures reflect the effect of the reverse stock split.

    Conference Call Notification

    Mace will conduct a conference call today, May 12, 2003 at 11:00 AM EDT. The conference call number is (800) 475-2151. There will be access to a tape recording of the teleconference by calling (877) 519-4471 and entering the reservation number 3921517. This will be available after the teleconference from 2:00 PM EDT, Monday, May 12, 2003 through midnight EDT, Monday, May 19, 2003. In addition, a live web cast of the conference call will be available online at www.mace.com or www.streetevents.com. A tape recording of the teleconference will also be available on the Company's website.

    Mace Security International, Inc. is a manufacturer of less-than-lethal defense sprays and electronic security products for consumers, as well as a marketer of safety and security products worldwide. Mace is also a leading provider of car care services. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "projected," "intends to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, lack of capital, the effects of weather on the demand for car care services, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, its ability to achieve operating synergies, its ability to compete, regulatory matters, the effects of competition, its ability to maintain the control of the Company's cash business, and the ability of the Company to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2001, Form 10-K for 2002, Form 10-Q for the quarter ended March 31, 2002, Form 10-Q for the quarter ended June 30, 2002, Form 10-Q for the quarter ended September 30, 2002, and Form 10-Q for the quarter ended March 31, 2003. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.


                   Mace Security International, Inc.
                 Consolidated Statements of Operations
             (dollars in thousands, except per share data)
                              (Unaudited)

                                                  Three Months Ended
                                                        March 31,
                                               -----------------------
                                                     2003        2002
                                               ----------- -----------
Revenues                                                   (Restated)
                                                               (1)
   Car wash and detailing services                 $9,545      $9,966
   Lube and other automotive services               1,021       1,035
   Fuel and merchandise sales                         920         695
   Security products sales                          1,115           -
   Operating agreements                                 -          60
                                               ----------- -----------
                                                   12,601      11,756
Cost of revenues
   Car wash and detailing services                  6,705       6,526
   Lube and other automotive services                 777         789
   Fuel and merchandise sales                         795         601
   Security products sales                            654           -
                                               ----------- -----------
                                                    8,931       7,916

Selling, general and administrative
 expenses                                           2,210       1,793
Depreciation and amortization                         485         472
                                               ----------- -----------

Operating income                                      975       1,575

Interest expense, net                                (522)       (563)
Other income                                           82          66
                                               ----------- -----------
Income before income taxes                            535       1,078

Income tax expense                                    193         388
                                               ----------- -----------

Income before cumulative effect of a change in
 accounting principle                                 342         690

Cumulative effect of a change in accounting
 principle, net of tax benefit of $2,188                -      (5,733)
                                               ----------- -----------

Net income (loss)                                    $342     $(5,043)
                                               =========== ===========

Per share of common stock (basic and diluted):
   Income per share before cumulative effect of
    a change in accounting principle                $0.03       $0.05
   Cumulative effect of a change in accounting
    principle, net of tax                               -       (0.45)
                                               ----------- -----------
   Net income (loss)                                $0.03      $(0.40)
                                               =========== ===========

Weighted average shares outstanding
   Basic                                       12,410,279  12,693,377
   Diluted                                     12,416,564  12,718,381

EBITDA (2)                                         $1,542      $2,113
EBITDA %                                             12.2%       18.0%

(1) The statement of operations for the quarter ended March 31, 2002 has been restated to reflect (i) the recording of the cumulative effect of a change in accounting principle, in accordance with SFAS No. 142, and (ii) the effect on shares and per share data of the one-for-two reverse stock split in December of 2002.

(2) EBITDA is calculated as income before cumulative effect of a change in accounting principle adding back interest expense, income taxes, depreciation and amortization expense. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities and resources available for strategic opportunities, as it reflects our earnings trends, without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to net income:


                         Three Months Ended March 31,
                               (In Thousands)
                                2003     2002
                           ----------- --------
   EBITDA                      $1,542   $2,113
   Depreciation and
    amortization                 (485)    (472)
   Interest expense, net         (522)    (563)
   Income tax expense            (193)    (388)
   Cumulative effect of a
    change in accounting
    principle, net of tax           -   (5,733)
                           ----------- --------
   Net income (loss)             $342  $(5,043)
                           =========== ========



    CONTACT: Mace Security International, Inc.
             Robert M. Kramer, 856/778-2300
             www.mace.com